EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For More Information Contact:

Michael H. Owens, MD, MPH, FACPE, CPE

President & CEO, iVOW, Inc.

(858) 703-2820

iVOW, Inc. Reports Second Quarter Results

San Diego, CA—August 10, 2006—iVOW, Inc. (NASDAQ:  IVOW), a provider of disease management services for the treatment of chronic and morbid obesity, today reported financial results for the second quarter ended June 30, 2006.

For the quarter ended June 30, 2006, the Company reported a net loss of $589,000, or ($0.21) per basic and diluted share on revenues of $746,000, compared with a net loss of $514,000, or ($0.46) per basic and diluted share, on revenues of $253,000 for the corresponding quarter of 2005.  Included in the reported net loss was a gain from discontinued operations of $150,000, compared to a gain from discontinued operations of $129,000 for the second quarter in 2005.  The Company noted that $340,000 of the increase in revenue came from its Sound Health Solutions (SHS) subsidiary, which the Company acquired in November 2005.

For the six months ended June 30, 2006, iVOW reported a net loss of $1,487,000, or ($0.57) per basic and diluted share on revenues of $1,350,000, compared with a net loss of $1,478,000 or ($1.34) per basic and diluted share, on revenues of $493,000 for the same period of 2005.  SHS revenue for the six months ended June 30, 2006 was $665,000.

During the quarter, the Company completed a warrant exchange financing program, which generated net proceeds of $1,062,000.  At the end of the quarter, the Company reported cash and cash equivalents of $1,617,000.  The Company anticipates that it will need to raise additional capital sometime in the fourth quarter of 2006.

Dr. Michael Owens, President and CEO of iVOW said “We have now had four consecutive quarters of increasing revenue. We are excited about the opportunities before us as our business continues to grow reflected by a 24% increase in revenue over the previous quarter. This is attributable to additional contributions from our lead-in consulting products as more hospitals have contacted us subsequent to the Centers for Medicare and Medicaid Services’ (CMS) ruling in February providing coverage for bariatric surgery.”

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IVOW, Inc.

Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Revenues	$746,110	$252,916	$1,350,181	$492,597
Total cost and expenses	1,487,784	870,941	2,989,719	2,078,478
Loss from operations	(741,674)	(618,025)	(1,639,538)	(1,585,881)

Other income, net	2,426	4,490	2,952	10,212
Loss from continuing operations	(739,248)	(613,535)	(1,636,586)	(1,575,669)

Gain from discontinued operations	150,000	128,588	150,000	132,644
Net loss	(589,248)	(484,947)	(1,486,586)	(1,443,025)

Accretion of preferred stock dividends	—	(29,362)	—	(35,237)
Net loss applicable to common stockholders	$(589,248)	$(514,309)	$(1,486,586)	$(1,478,262)

Other comprehensive loss:
Net loss	(589,248)	(484,947)	(1,486,586)	(1,443,025)
Unrealized gain (loss) on available-for-sale securities	—	(330,800)	—	(479,660)
Total comprehensive loss	$(589,248)	$(815,747)	$(1,486,586)	$(1,922,685)

Net loss per share basic and diluted:
Continuing operations	$(0.27)	$(0.58)	$(0.63)	$(1.46)
Discontinued operations	0.06	$0.12	0.06	0.12
Basic and diluted loss per share	$(0.21)	$(0.46)	$(0.57)	$(1.34)

Shares used in computing basic and diluted loss per share	2,741,056	1,106,235	2,599,191	1,104,917

IVOW, Inc.

Selected Condensed Consolidated Balance Sheet Data

	June 30 2006	December 31 2005
Cash and cash equivalents	$1,616,797	$851,315

Total current assets	2,109,792	1,693,747

Property and equipment, net	250,073	252,880

Goodwill	1,064,046	915,116

Intangible assets, net	158,983	193,051

Total assets	4,284,191	3,747,808

Total current liabilities	1,118,405	1,216,096

Total stockholders’ equity	3,110,840	2,479,320

About iVOW, Inc.

Our business is focused exclusively on the disease state management of chronic and morbid obesity. We provide program management, healthcare services, operational consulting and clinical training services to employers, payors, physicians and hospitals involved in the medical and surgical treatment of the chronic and morbidly obese. We also provide specialized vitamins to patients who have undergone obesity surgery. Our corporate website is www.ivow.com; information on our nutritional supplements for post-surgical gastric bypass patients may be found on www.vistavitamins.com.  iVOW is traded on the NASDAQ Capital Market under the stock symbol IVOW.

Forward Looking Statements

This news release may contain forward-looking statements concerning the business and products of iVOW, Inc. Actual results may differ materially depending on a number of risk factors, including, but not limited to the following: the Company’s ability to raise additional funds to support its operations and the Company’s ability to penetrate the market for obesity surgery management services. Other risks inherent in our business are described in the Company’s press releases and periodic filings with the Securities and Exchange Commission. The Company’s public filings are available at www.sec.gov.

The Company does not intend to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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